Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREMONT MICHIGAN INSURACORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan	42-1609947
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

933 E. Main Street, Fremont, Michigan	49412
(Address of principal executive offices)	(Zip Code)

Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006

(Full Title of the Plan)

Richard E. Dunning

President and Chief Executive Officer

Fremont Michigan InsuraCorp, Inc.

933 E. Main St., Fremont, Michigan 49412

(231) 924-0300

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Paul D. Yared, Esquire

Siebers Mohney PLC

99 Monroe Ave. NW, Suite 900

Grand Rapids, MI 49503

(616) 451-2121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	150,000 shares	(1)	$18.075	$2,832,605	$111.32

Notes:

(1)	The number of shares being registered is the total number of shares available for grant of awards under the Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	For the 30,450 shares subject to outstanding but unexercised options, the price is computed on the basis of the per share exercise price which was $24.88 for 15,200 shares and $19.25 for 15,250 shares. For the remaining 119,550 shares under the Plan and for purposes of computing the registration fee only, the price shown is based on the price of $18.075 per share, the average of the bid and asked price for the Common Stock of the Registrant as reported on the OTC Bulletin Board on March 31, 2008, in accordance with Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Fremont Michigan InsuraCorp, Inc. (the "Company" or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the year ending December 31, 2007; and

(b)	The description of the Common Stock of the Company under "Description of Securities" contained in the Registration Statement on Form S-1, No. 333-112414, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.

The Company's Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

The Company's Bylaws require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request. Such indemnification will be provided if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of the Company, indemnification is limited to expenses, including attorney fees, and amounts paid in settlement, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders. The Company's bylaws also provide that the Company may provide insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or was at the request of the Company serving as a director, officer, employee, or agent of another entity, with respect to any liability incurred or asserted by or against them as a result of their status with the Company or such other entity. The Company has obtained such insurance.

The Company has entered into certain indemnification agreements with its directors. The indemnification agreements provide the Company’s directors with indemnification to the maximum extent permitted by the MBCA. The directors of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for this purpose

The above discussion of the MBCA, the Company’s Articles of Incorporation and Bylaws, and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Articles of Incorporation, Bylaws and agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

3.1(a)	Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-112414 on Form S-1).

3.1(b)	Certificate of Amendment to the Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.1(b) to the Company’s Form 10-Q for the period ending June 30, 2007).

3.3	Bylaws of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-112414 on Form S-1).

4.1	See Articles of Incorporation, as amended, filed as Exhibits 3.1(a) & 3.1(b).

4.2	Shareholder Rights Agreement dated November 1, 2004 by and between the Company and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

4.3	Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

5.1	Opinion of Siebers Mohney, PLC regarding legality of securities being registered.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2	Consent of Siebers Mohney PLC (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included under "Signatures").

99.1	Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006, as amended and restated effective December 11, 2007 (incorporated by reference to the Registrant’s annual report on From 10-K for the year ending December 31, 2007).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of Michigan on April 4, 2008.

FREMONT MICHIGAN INSURACORP, INC.

By:	/s/ Richard E. Dunning
Richard E. Dunning
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard E. Dunning and Donald VanSingel, and each of them acting alone, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 4, 2008.

Signature	Title

/s/ Richard E. Dunning	President, Chief Executive Officer and Director (principal executive officer)
Richard E. Dunning

/s/ Kevin G. Kaastra	Vice President of Finance (principal financial and accounting officer)
Kevin G. Kaastra

/s/ Donald VanSingel	Chairman of the Board and Director
Donald VanSingel

/s/ Donald E. Bradford	Director
Donald E. Bradford

/s/ Michael A. DeKuiper	Director
Michael A. DeKuiper

/s/ Jack G. Hendon	Director
Jack G. Hendon

/s/ Monica C. Holmes	Director
Monica C. Holmes

/s/ William L. Johnson	Director
William L. Johnson

/s/ Jack A. Siebers	Director
Jack A. Siebers

/s/ Kenneth J. Schuiteman	Director
Kenneth J. Schuiteman

/s/ Harold L. Wiberg	Director
Harold L. Wiberg

/s/ Donald C. Wilson	Director
Donald C. Wilson

INDEX TO EXHIBITS

3.1(a)	Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-112414 on Form S-1).

3.1(b)	Certificate of Amendment to the Articles of Incorporation of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.1(b) to the Company’s Form 10-Q for the period ending June 30, 2007).

3.2	Bylaws of Fremont Michigan InsuraCorp, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-112414 on Form S-1).

4.1	See Articles of Incorporation, as amended, filed as Exhibits 3.1(a) & 3.1(b).

4.2	Shareholder Rights Agreement dated November 1, 2004 by and between the Company and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

4.3	Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2004).

5.1	Opinion of Siebers Mohney, PLC regarding legality of securities being registered.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2	Consent of Siebers Mohney, PLC (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included under "Signatures").

99.1	Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006, as amended and restated effective December 11, 2007 (incorporated by reference to the Registrant’s annual report on From 10-K for the year ending December 31, 2007).